                                                                                                                                                               Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

513/579-7764

Investor – Matt Stautberg

513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. SAME-STORE SALES UP 2.2% IN OCTOBER

CINCINNATI, Ohio, November 3, 2011 – Macy's, Inc. today reported total sales of $1.842 billion for the four weeks ended Oct. 29, 2011, an increase of 2.0 percent compared with total sales of $1.806 billion in the four weeks ended Oct. 30, 2010. On a same-store basis, Macy's, Inc. sales were up 2.2 percent in October.

            (Editor's Note: Macy's, Inc. this morning also issued a separate news release announcing a new Bloomingdale's store location.)

“Our third quarter was within our initial guidance for same-store sales to be up between 4 percent and 4.5 percent. And as previously expected, October showed the smallest year-over-year growth rate of the quarter as we shifted Macy's popular Shop For A Cause event from October last year into August this year,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “Sales of cold-weather products such as coats, hats and sweaters were soft for most of October as the weather stayed unseasonable warm, but they began to normalize once temperatures turned cooler. Ironically, sales were negatively impacted by the snowstorm in Northeast and Mid-Atlantic states last Saturday, the final sales day of the October period.

“We remain confident in our expectations for same-store sales in the fourth quarter to be up by 4 percent to 4.5 percent given our unique local assortments, strong omnichannel approach to the customer, enhanced selling skills in our stores organization, and a very creative and compelling marketing program,” Lundgren said.

For the third quarter of 2011, the company's total sales were $5.853 billion, an increase of 4.1 percent compared with total sales of $5.623 billion in the same 13-week period last year. On a same-store basis, Macy's, Inc.'s third-quarter sales were up 4.0 percent.

For the year to date, Macy's, Inc. sales totaled $17.681 billion, up 5.7 percent from total sales of $16.734 billion in the first 39 weeks of 2010. On a same-store basis, Macy's, Inc.'s year-to-date sales were up 5.3 percent.

Online sales (macys.com and bloomingdales.com combined) were up 39.2 percent in October, 39.8 percent in the third quarter and 39.4 percent in 2011 year-to-date. Online sales positively affected the company's same-store sales by 1.5 percentage points in the third quarter and 1.4 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

Macy's, Inc. is scheduled to report its third quarter earnings on Wednesday, Nov. 9, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at
www.macysinc.com. Analysts and investors may call in on 1-888-765-5574, passcode 1234374. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

      Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2010 sales of $25 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates seven Bloomingdale's Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).